EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660-6441

March 1, 2004

Foothill Independent Bancorp

510 South Grand Avenue

Glendora, California 91741

RE:	Registration Statement on Form S-8 for the Registration of 490,500 shares of Common Stock under the 2003 Stock Option Plan of Foothill Independent Bancorp

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Foothill Independent Bancorp, a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 490,500 shares of the Company’s common stock, $.001 par value (“Common Stock”), reserved for issuance pursuant to future option grants under the Company’s 2003 Stock Option Plan (the “2003 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 490,500 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2003 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH
STRADLING YOCCA CARLSON & RAUTH